Exhibit 10.20

TAX MATTERS AGREEMENT
by and between
The Procter & Gamble Company,
The Folgers Coffee Company,
and
The J.M. Smucker Company
Dated November 6, 2008

TABLE OF CONTENTS

		Page
	ARTICLE I

	DEFINITIONS

Section 1.01	Definition of Terms	2

	ARTICLE II

	ALLOCATION OF TAXES

Section 2.01	Ordinary Course Taxes	7
Section 2.02	Transaction Taxes	8
Section 2.03	Transfer Taxes	10
Section 2.04	Entitlement to Tax Attributes	10
Section 2.05	Additional Costs	10

	ARTICLE III

	TAX RETURN FILING AND PAYMENT OBLIGATIONS

Section 3.01	Tax Return Preparation and Filing	11
Section 3.02	Treatment of Transactions	12

	ARTICLE IV

	TAX-FREE TREATMENT OF DISTRIBUTION & RELATED TRANSACTIONS

Section 4.01	Representations	12
Section 4.02	Covenants	13

	ARTICLE V

	TAX CONTESTS; INDEMNIFICATION; COOPERATION

Section 5.01	Notice	16
Section 5.02	Control of Tax Contests	16
Section 5.03	Indemnification Payments	17
Section 5.04	Interest on Late Payments	17
Section 5.05	Treatment of Indemnity Payments	17
Section 5.06	Cooperation	18
Section 5.07	Confidentiality	19

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TAX MATTERS AGREEMENT
          THIS TAX MATTERS AGREEMENT (this “Agreement”) is made and entered into as of November 6, 2008 by and between The Procter & Gamble Company, an Ohio corporation (“P&G”), The Folgers Coffee Company, a Delaware corporation and, as of the date hereof, a wholly owned Subsidiary of P&G (“Folgers”), and The J.M. Smucker Company, an Ohio corporation (“RMT Partner”) (collectively, the “Companies”).
          WHEREAS, as of the date hereof, P&G is the common parent of an affiliated group of corporations, including Folgers, which has elected to file certain Tax Returns on an affiliated, consolidated, combined or unitary group basis;
          WHEREAS, the Board of Directors of P&G has determined that it would be appropriate and desirable to completely separate the Coffee Business from P&G;
          WHEREAS, the Boards of Directors of P&G, Folgers, RMT Partner and its wholly owned direct subsidiary (“Merger Sub”) have each approved and declared advisable the merger, immediately following the Distribution, of Merger Sub with and into Folgers with Folgers as the surviving entity (the “Merger”);
          WHEREAS, P&G, Folgers and RMT Partner have entered into the (i) Separation Agreement pursuant to which P&G shall effect the Folgers Transfer on the Business Transfer Date, and (ii) Transaction Agreement pursuant to which the parties will effect the Merger;
          WHEREAS, in connection with the Folgers Transfer, P&G shall effect the (i) One-Step Spin-Off, or (ii) Exchange Offer and, if necessary, the Clean-Up Spin-Off;
          WHEREAS, in connection with the Folgers Transfer and the Distribution, P&G intends to effect the Parent Cash Distribution;
          WHEREAS, the Companies intend that the Folgers Transfer and Distribution qualify as a “reorganization” under Code Section 368(a) with respect to which no gain or loss is recognized under Code Sections 361 and 355;
          WHEREAS, the Companies intend that the Merger qualify as a “reorganization” under Code Section 368(a) with respect to which the Folgers shareholders recognize no gain or loss;
          WHEREAS, as a result of and upon the Distribution, Folgers will cease to be a member of the P&G affiliated group within the meaning of Code Section 1504(a); and
          WHEREAS, the Companies desire to allocate the Tax responsibilities, liabilities and benefits of certain transactions and to provide for certain other Tax matters.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Companies (each on behalf of itself, each of its Subsidiaries, as of the Closing Date, and its future Subsidiaries) hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.01 Definition of Terms. The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). Unless otherwise stated, all Section references are to this Agreement. Any capitalized terms used herein and not otherwise defined shall have the meaning given to such term in the Separation Agreement or the Transaction Agreement.
          “Active Trade or Business” means the active conduct (determined in accordance with Code Section 355(b)) of the business conducted by the Folgers Group members. For these purposes, members shall include only those members that are part of Folgers’ “separate affiliated group” within the meaning of Code Section 355(b)(3)(B).
          “Additional Costs” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses (including reasonable attorneys’ and accountants’ fees and expenses), whether arising under strict liability or otherwise, in each case, arising out of or incident to the imposition, assessment or assertion of any Tax or adjustment against a party with respect to an amount for which such party is entitled to indemnification under this Agreement.
          “Adjustment Request” means any formal or informal claim or request for a Refund filed with any Taxing Authority.
          “Agreement” has the meaning set forth in the recitals.
          “Applicable Penalty Standard” means the standard under applicable law for avoiding the imposition of penalties on the taxpayer and/or the tax return preparer.
          “Articles PLR” has the meaning set forth in Section 5.06.
          “Capital Stock” means (i) all classes or series of outstanding capital stock of an issuer for U.S. federal income Tax purposes, including common stock and all other instruments treated as outstanding equity in the issuer for U.S. federal income Tax purposes, and (ii) all options, warrants and other rights to acquire such capital stock.
          “Closing Date” means the date on which the Distribution and the Merger are consummated.
          “Companies” has the meaning set forth in the recitals.
          “Covered Compensation Arrangement” has the meaning set forth in Section 4.02(b)(i).

          “Distribution” means the distribution by P&G of 100% of the Folgers Common Stock pursuant to the One-Step Spin-Off or, alternatively, the Exchange Offer and any Clean-Up Spin-Off.
          “Equity Compensation Opinion” means an opinion obtained by the RMT Group (at its sole expense), in form and substance reasonably satisfactory to P&G, providing that (i) the issuance of RMT Partner or Folgers options, restricted stock and/or deferred stock units, as the case may be, to a Safe Harbor VIII Person or an RMT Partner retirement plan (or other eligible retirement plan under Safe Harbor IX in Treasury Regulation Section 1.355-7(d)), as applicable, would not affect the Tax-Free Treatment; and (ii) the shares of RMT Partner or Folgers Capital Stock issued upon the exercise or vesting of the options, restricted stock and/or deferred stock units described in clause (i) above would satisfy the requirements of Safe Harbor VIII or Safe Harbor IX of Treasury Regulation Section 1.355-7(d), as applicable. Any Equity Compensation Opinion shall be delivered by nationally recognized U.S. tax counsel acceptable to P&G.
          “Final Determination” means the final resolution of any Tax liability for any Tax period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction, (ii) a final settlement with the Internal Revenue Service, a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or a comparable arrangement under the laws of another jurisdiction, (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the jurisdiction imposing such Tax, or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.
          “Folgers” has the meaning set forth in the recitals.
          “Folgers Capital Stock” means (i) all classes or series of outstanding capital stock of Folgers for U.S. federal income Tax purposes, including common stock and all other instruments treated as outstanding equity in Folgers for U.S. federal income Tax purposes, and (ii) all options, warrants and other rights to acquire such capital stock.
          “Folgers Group” means Folgers and each of its Subsidiaries, including any corporations that would be members of an affiliated group if they were includible corporations under Code Section 1504(b) (in each case, including any successors thereof).
          “Folgers Group Taxes” means (i) any Tax imposed on or payable by the Folgers Group or any member thereof for a Tax period beginning after the Closing Date, (ii) any Tax imposed on or payable by the Folgers Group or any member thereof for the portion of a Straddle Period beginning after the Closing Date (other than any such Tax payable by reason of membership in any affiliated, consolidated, combined or unitary group at any time on or prior to the Closing Date, including by reason of Treasury Regulation Section 1.1502-6), and (iii) any Taxes attributable to any transaction or event of the RMT Group (or any member thereof) occurring outside the ordinary course of business on the Closing Date after the Distribution, including, in each case, any relevant Tax liabilities arising from a Final Determination.

          “Folgers Separate Return” means any Tax Return (other than a Joint Return) that includes any Folgers Group member (including any consolidated, combined or unitary Tax Return).
          “Indemnitee” has the meaning set forth in Section 5.01.
          “Indemnifying Party” has the meaning set forth in Section 5.01.
          “IRS” means the Internal Revenue Service.
          “Joint Return” means any Tax Return that includes at least one P&G Group member and at least one Folgers Group member.
          “Merger” has the meaning set forth in the recitals.
          “Merger Disqualification” means the failure of the Merger to qualify as a tax-free reorganization under Code Section 368(a) or a similar provision of state or local law, other than any such failure that is attributable to P&G’s breach of any representation, warranty or covenant in the Transaction Documents (including the P&G Representation Letter) or Folgers’ breach, prior to the Distribution, of any representation, warranty or covenant in the Transactions Documents.
          “Merger Sub” has the meaning set forth in the recitals.
          “P&G” has the meaning set forth in the recitals.
          “P&G Group” means P&G and each of its Subsidiaries, including any corporations that would be members of an affiliated group if they were includible corporations under Code Section 1504(b) (in each case, including any successors thereof), but excluding any entity that is a member of the Folgers Group.
          “P&G Group Taxes” means (i) any Tax imposed on or payable by the P&G Group or any member thereof for any Tax period, and (ii) any Pre-Closing Tax imposed on or payable by the Folgers Group or any member thereof, including, in each case, any relevant Tax liabilities arising from a Final Determination.
          “P&G Representation Letter” means the representation letters executed by P&G in connection with the delivery of the Tax Opinion.
          “P&G Tax Assets” has the meaning set forth in Section 2.04.
          “Penalty Objection” means a non-preparing party’s good faith, written determination that a position taken by a preparing party on a draft Folgers Separate Return subject to Section 3.01(b) would not satisfy the Applicable Penalty Standard.
          “Permitted P&G Information” has the meaning set forth in Section 5.06.
          “PLR” means a private letter ruling requested or obtained from the IRS.

          “Post-Distribution Period” means the portion of the Closing Date after the completion of the Distribution and any date thereafter.
          “Pre-Closing Period” means any Tax period ending on or before the Closing Date, and, except for purposes of Article III and Article V, the portion of any Straddle Period ending on or before the Closing Date.
          “Pre-Closing Taxes” means Taxes imposed (i) in, or allocable to, a Pre-Closing Period (other than any Tax described in clause (iii) of Folgers Group Taxes), or (ii) by reason of being a member of any affiliated, consolidated, combined or unitary group at any time on or prior to the Closing Date, including by reason of Treasury Regulation Section 1.1502-6.
          “Refund” means any cash refund of Taxes or reduction of Taxes by means of credit, offset or otherwise, together with any interest received thereon.
          “Restricted Period” means the period commencing upon the Closing Date and ending at the close of business on the first day following the second anniversary of the Closing Date.
          “RMT Group” means the RMT Partner Group and, with respect to any period after the Distribution, the Folgers Group (in each case, including any successors thereof).
          “RMT Issue” has the meaning set forth in Section 5.02.
          “RMT Partner” has the meaning set forth in the recitals.
          “RMT Partner Capital Stock” means (i) all classes or series of outstanding capital stock of RMT Partner for U.S. federal income Tax purposes, including common stock and all other instruments treated as outstanding equity in RMT Partner for U.S. federal income Tax purposes, and (ii) all options, warrants and other rights to acquire such capital stock.
          “RMT Partner Group” means RMT Partner and each of its Subsidiaries (in each case, including any successors thereof), other than any members of the Folgers Group.
          “RMT Partner Representation Letter” means the representation letters executed by RMT Partner in connection with the (i) Tax Opinion and (ii) delivery of the opinion referred to in Section 6.02(d) of the Transaction Agreement.
          “RMT Partner Section 355(e) Event” means any event(s) involving RMT Partner Capital Stock or any assets of RMT Partner or any of its Affiliates which cause the Distribution to be a taxable event to P&G as a result of the application of Code Section 355(e) or a similar provision of state or local Tax law. For the avoidance of doubt, an event involving RMT Partner Capital Stock or any assets of RMT Partner or any of its Affiliates shall include, without limitation, (x) the application of the provisions of Article Fourth, Division II, Section 2 of the Amended Articles of Incorporation of RMT Partner as in effect as of the date hereof, (y) the special dividend payable by RMT Partner pursuant to Section 5.02(c) of the Transaction Agreement, and (z) the Merger.

          “Ruling” means a PLR, in form and substance reasonably satisfactory to P&G, providing that the completion of a proposed action by the RMT Group (or any member thereof) prohibited by Section 4.02(b) or (c) would not affect the Tax-Free Treatment.
          “Safe Harbor VIII Person” means an RMT Partner or Folgers employee, independent contractor, director or other Person permitted to receive RMT Partner or Folgers Capital Stock under Safe Harbor VIII in Treasury Regulation Section 1.355-7(d).
          “Separation Agreement” means the Separation Agreement, as may be amended from time to time, among P&G, Folgers and RMT Partner, dated June 4, 2008.
          “Straddle Period” means a Tax period beginning on or before and ending after the Closing Date.
          “Tax” or “Taxes” shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by such governmental entity or political subdivision.
          “Tax Advisor” has the meaning set forth in Section 6.01.
          “Tax Attributes” means net operating losses, investment credits, foreign Tax credits, excess charitable contributions, general business credits, or any other loss, deduction, credit or item that could reduce a Tax liability.
          “Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any Adjustment Request).
          “Tax Dispute” means any dispute arising in connection with this Agreement.
          “Tax-Free Treatment” means (i) the Folgers Transfer and Distribution, taken together, qualifying as a transaction (x) that is described in Code Sections 355(a) and 368(a)(1)(D), (y) in which the Folgers Common Stock distributed is “qualified property” under Code Section 361(c), and (z) in which the shareholders of P&G recognize no income or gain for U.S. federal income Tax purposes under Code Section 355 (except to the extent of any cash received in lieu of fractional shares of Folgers Common Stock); (ii) the Merger qualifying as a reorganization under Code Section 368(a), in which the Folgers shareholders recognize no income or gain for U.S. federal income Tax purposes (except to the extent of any cash received in lieu of fractional shares of RMT Partner Common Stock); and (iii) the Parent Cash

Distribution qualifying as money transferred to P&G creditors and/or shareholders under Code Section 361(b).
          “Tax Opinion” means the opinion obtained by P&G with respect to the Folgers Transfer, Distribution, Merger and Parent Cash Distribution.
          “Tax Return” means any return, filing, report, questionnaire, information statement, claim for Refund, or other document required or permitted to be filed, including any amendments thereto, for any Tax period with any Taxing Authority.
          “Taxing Authority” means any governmental authority imposing Taxes.
          “Transaction Document” means any document executed by P&G, Folgers and/or RMT Partner, as the case may be, in connection with the Transactions, including this Agreement, the Separation Agreement and the Transaction Agreement.
          “Transaction Taxes” means (i) all Taxes of any P&G Group or Folgers Group member, as the case may be, resulting from, or arising in connection with, the failure of any of the Folgers Transfer, Distribution, Merger and Parent Cash Distribution to qualify for Tax-Free Treatment, and (ii) all corresponding state and local income and franchise Taxes.
          “Transactions” means the Folgers Transfer, Distribution, Merger and Parent Cash Distribution, in each case, as contemplated by the Separation Agreement and/or Transaction Agreement.
          “Transfer Taxes” means any stamp, sales, use, gross receipts, value added, goods and services, harmonized sales, land transfer or other transfer Taxes imposed in connection with the Transactions. For the avoidance of doubt, Transfer Taxes shall not include any income or franchise Taxes payable in connection with the Transactions.
          “Unqualified Opinion” means an opinion obtained by RMT Partner or Folgers (at its sole expense), in form and substance reasonably satisfactory to P&G providing that the completion of a proposed action by the RMT Partner Group or Folgers Group (or, in each case, any member thereof) prohibited by Section 4.02(b) or (c) below would not affect the Tax-Free Treatment. Any Unqualified Opinion shall be delivered by nationally recognized U.S. tax counsel acceptable to P&G.
ARTICLE II
ALLOCATION OF TAXES
          Section 2.01 Ordinary Course Taxes. (a) Except as provided in Sections 2.02 and 2.03 below, P&G shall indemnify each RMT Group member against, and hold it harmless from, all P&G Group Taxes.

          (b) Except as provided in Sections 2.02 and 2.03 below, each RMT Group member, jointly and severally, shall indemnify each P&G Group member against, and hold it harmless from, all Folgers Group Taxes.
          (c) If, with respect to any Folgers Group Tax, the P&G Group (or any member thereof) receives (or realizes) a Refund, it shall remit to Folgers, within 30 days, the amount of such Refund net of any Taxes incurred by the P&G Group (or any member thereof) in connection with the Refund.
          (d) Except as provided in Section 2.01(e) below, if, with respect to any P&G Group Tax, the RMT Group (or any member thereof) receives (or realizes) a Refund, it shall remit to P&G, within 30 days, the amount of such Refund net of any Taxes incurred by the RMT Group (or any member thereof) in connection with the Refund.
          (e) RMT Partner shall cause the Folgers Group, except to the extent not permitted by law, to elect to forego carrybacks of any net operating losses, capital losses, credits or other Tax benefits of the Folgers Group to a Pre-Closing Period. If the P&G Group (or any member thereof) receives (or realizes) a Refund as a result of any carryback permitted by the previous sentence, it shall remit to Folgers, within 30 days, the amount of such Refund net of any Taxes incurred by the P&G Group (or any member thereof) in connection with the Refund; provided, however, that, if a Taxing Authority subsequently reduces or disallows such Refund, the RMT Group shall, within 5 days of the reduction or disallowance, return the amount previously remitted to Folgers, plus interest at the rate determined under applicable Tax law.
          (f) Each Folgers Group member shall, unless prohibited by applicable law, close its taxable year on the Closing Date. If applicable law does not permit a Folgers Group member to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a Straddle Period, the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the period up to and including the Closing Date, on the one hand, and (ii) to the period subsequent to the Closing Date, on the other hand, by means of a closing of the books and records of the Folgers Group member as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) and Taxes that are assessed on a periodic basis (such as real and personal property taxes) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.
          Section 2.02 Transaction Taxes. (a) Except as otherwise provided in Section 2.02(c) below, each RMT Group member, jointly and severally, shall indemnify each P&G Group member against, and hold it harmless from, any Transaction Taxes attributable to:
     (i) any inaccurate representation of fact, plan or intent made by RMT Partner in Section 4.01 of this Agreement or in the RMT Partner Representation Letter;
     (ii) any action or omission by Folgers or any of its Affiliates in the Post-Distribution Period or by RMT Partner or any of its Affiliates, in each case, that is inconsistent with any covenant made by any Folgers Group member or RMT Partner

Group member in any Transaction Document other than any action or omission that was taken or omitted in reliance upon any representation, warranty or covenant made by P&G in this Agreement or the P&G Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part;
     (iii) any other action or omission by Folgers or any of its Affiliates in the Post-Distribution Period or by RMT Partner or any of its Affiliates, in each case, other than any action or omission (x) contemplated under any Transaction Document, or (y) that was taken or omitted in reliance upon any representation, warranty or covenant made by P&G in this Agreement or the P&G Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part; or
     (iv) a Merger Disqualification.
          (b) Except as otherwise provided in Section 2.02(c) below, P&G shall indemnify each RMT Group member against, and hold it harmless from, any Transaction Taxes attributable to:
     (i) any inaccurate representation of fact, plan or intent made by P&G in Section 4.01 of this Agreement or in the P&G Representation Letter;
     (ii) any action or omission by P&G or any of its Affiliates that is inconsistent with any covenant made by any P&G Group member in any Transaction Document other than any action or omission that was taken or omitted in reliance upon any representation, warranty or covenant made by RMT Partner in this Agreement or the RMT Partner Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part; or
     (iii) any other action or omission by P&G or any of its Affiliates, other than any action or omission (x) contemplated under any Transaction Document, or (y) that was taken or omitted in reliance upon any representation, warranty or covenant made by RMT Partner in this Agreement or the RMT Partner Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part.
          (c) Except with respect to liability for Taxes incurred with respect to an RMT Partner Section 355(e) Event, liability for any Transaction Taxes described in both Section 2.02(a) and Section 2.02(b) above shall be shared by P&G and the RMT Group according to relative fault. Notwithstanding anything to the contrary contained in this Agreement, each RMT Group member, jointly and severally, shall indemnify each P&G Group member against, and hold it harmless from, any Transaction Taxes attributable to an RMT Partner Section 355(e) Event, except for any such event that would not have been so taxable but for P&G’s breach of (i) Section 4.01(a)(iii) and/or (ii) the last sentence of Section 4.02(a), provided that, upon such taxable event, P&G’s breach of Section 4.01(a)(iii) and/or the last sentence of Section 4.02(a) shall be the last item(s) taken into account in determining whether the Distribution is a taxable event under Code Section 355(e) or any similar provision of state or local law.
          (d) P&G shall indemnify each RMT Group member against, and hold it harmless from, any Transaction Taxes with respect to which neither party is liable under Section 2.02(a) or 2.02(b) above.
          (e) The party liable for any Transaction Taxes shall be entitled to any Refund of such Transaction Taxes, and, if another party receives (or realizes) any such Refund, it shall remit the amount of such Refund net of any Taxes incurred by such party (or any member of its group) in connection with the Refund, within 30 days, to the party entitled to it under this Agreement.
          Section 2.03 Transfer Taxes. The RMT Group and the P&G Group shall each be liable for one-half of any Transfer Taxes. The parties shall cooperate in good faith to minimize the amount of any Transfer Taxes and obtain any Refunds thereof. If the RMT Group or the P&G Group receives a Refund of any Transfer Taxes, such group shall remit, within 30 days, one-half of the Refund to other group net of Taxes incurred by the recipient group in connection with the Refund.
          Section 2.04 Entitlement to Tax Attributes. The P&G Group shall be entitled to any Tax Attributes of the Folgers Group (or any member thereof) relating to (i) the exercise of compensatory stock options issued on or prior to the Closing Date with respect to Parent Common Stock, and (ii) any items allocated to the Folgers Group (or any member thereof) from any Pre-Closing Period that carry over to any Tax period ending after the Closing Date (clauses (i)-(ii), collectively, the “P&G Tax Assets”). The P&G Group shall, to the extent permitted by law, claim on the applicable P&G Group Tax Return any Tax Attributes described in clause (i) above. In connection therewith, the RMT Group will be required to make a payment to P&G in the event the RMT Group (or any member thereof) actually utilizes any P&G Tax Assets to reduce its Tax liability. The amount of any such payment shall equal the overall net reduction in Tax liability realized as a result of utilizing the relevant P&G Tax Assets, taking into account the net effect of all federal, state and local Taxes, and shall be made within 30 days after the RMT Group (or any member thereof), as the case may be, realizes such reduction in Tax liability by way of a Refund or otherwise. To the extent any P&G Tax Assets are subsequently increased for any reason, the RMT Group will pay P&G for the benefit of any such increase in a manner consistent with this provision. To the extent, following a Final Determination, the RMT Group (or any member thereof) is unable to utilize a P&G Tax Asset to reduce its Tax liability, then P&G shall repay to Folgers or RMT Partner any amount previously paid to P&G with respect to such P&G Tax Asset, plus interest (at the rate determined under applicable Tax law) from the date of payment to P&G through the date of P&G’s repayment.
          Section 2.05 Additional Costs. Each party shall be entitled to indemnification for Additional Costs related to any indemnity payment under this Agreement.

ARTICLE III
TAX RETURN FILING AND PAYMENT OBLIGATIONS
          Section 3.01 Tax Return Preparation and Filing. (a) P&G shall (i) prepare and file, or shall cause to be prepared and filed, all Joint Returns, and (ii) subject to Section 3.01(b), prepare all Folgers Separate Returns and any related documents or statements required (or permitted) to be filed by any Folgers Group member for a Pre-Closing Period, and shall pay, or cause to be paid, all Taxes shown to be due and payable on such Tax Returns, other than any Folgers Group Taxes. RMT Partner shall prepare and file, or shall cause to be prepared and filed, subject to Section 3.01(b), all Folgers Separate Returns and any related documents or statements required (or permitted) to be filed by any Folgers Group member for a Straddle Period, and shall pay, or cause to be paid, all Taxes shown to be due and payable on such Tax Returns, other than any P&G Group Taxes. Except as provided in Section 2.01(f), Section 3.01(b) or Section 3.02, the party required to prepare a return pursuant to this Section 3.01(a) shall determine, with respect to such return: (i) the manner in which such Tax Return shall be prepared and filed, including the manner in which any item of income, gain, loss, deduction or credit shall be reported thereon and the allocation of items, (ii) whether any extensions of time to file any such Tax Return will be requested or any amended Tax Return will be filed, and (iii) the elections that will be made on any such Tax Return; provided, however, that, in the absence of a change in law or circumstances requiring the contrary, Folgers Separate Returns and the portion of any Joint Return relating to a member of the Folgers Group shall be prepared, where applicable, on a basis consistent with the Folgers Group’s elections, accounting methods, conventions and principles of taxation used for the most recent Tax periods for which Tax Returns of the Folgers Group involving similar matters have been filed.
          (b) The party that is required to prepare a Folgers Separate Return pursuant to Section 3.01(a) shall submit to the other party a draft of any such Folgers Separate Return required to be filed after the Closing Date at least 30 days prior to the due date (taking into account any applicable extensions) for filing such Tax Return. The non-preparing party shall be deemed to have agreed to the applicable Tax Return, as prepared by the preparing party, unless the non-preparing party delivers a Penalty Objection to the preparing party within 10 days of delivery of such Tax Return. If the non-preparing party delivers to the preparing party a timely Penalty Objection, the parties shall negotiate in good faith to resolve all disputed issues. If the parties are unable to resolve all disputed issues within the following 10-day period, they shall submit the remaining disputed issues to the Tax Advisor for resolution at least 5 days prior to the due date for filing the applicable Tax Return (including extensions). The preparing party’s return positions with respect to the disputed issues shall be upheld except for any such positions that the Tax Advisor concludes do not satisfy the Applicable Penalty Standard. The non-preparing party shall be liable for all fees and expenses of the Tax Advisor incurred under this Section 3.01(b); provided, however, that the preparing party shall be liable for all such fees and expenses incurred with respect to any Tax Return for which the Tax Advisor concludes a preparing party return position did not satisfy the Applicable Penalty Standard. With respect to any Tax Return for a Straddle Period, P&G will pay to RMT Partner its allocable share of the Tax liability, as finally determined under this Section 3.01(b), at least 3 days prior to the due date for filing the applicable Tax Return.

          (c) RMT Partner shall not cause or permit any Folgers Group member to file any amended Tax Return with respect to a Pre-Closing Period (other than any amendment to effect a carryback of a post-Closing Tax Attribute, which carryback the relevant Folgers Group member is not permitted under applicable law to elect to forego) without the prior written consent of P&G, which consent may be withheld in P&G’s sole discretion.
          (d) Except as required by any Transaction Document, RMT Partner shall not cause or permit any Folgers Group member to take any action on the Closing Date other than in the ordinary course of business, including the sale of any assets, distribution of any dividend or making of any Tax election.
          Section 3.02 Treatment of Transactions. The parties shall report the Transactions for all Tax purposes in a manner consistent with the Tax Opinion, unless, and then only to the extent, an alternative position is required pursuant to a Final Determination. Subject to Section 3.01(b), and except in the case of a Folgers Separate Return for a Straddle Period, P&G shall determine the Tax reporting of any issue relating to the Transactions that is not covered by the Tax Opinion.
ARTICLE IV
TAX-FREE TREATMENT OF DISTRIBUTION & RELATED TRANSACTIONS
          Section 4.01 Representations. (a) P&G represents and warrants that, as of the Effective Time, (i) the Transaction Documents are true, correct and complete in all material respects, and P&G knows of no other facts that could cause any Transaction to fail to qualify for Tax-Free Treatment, (ii) it has no plan or intention to take any action inconsistent with the P&G Representation Letter or any covenant of any P&G Group member set forth in any Transaction Document, and (iii) no pre-Distribution acquisition or sale of P&G Capital Stock by P&G or any of its Affiliates will be part of a plan (or series of related transactions), within the meaning of Code Section 355(e)(2)(A)(ii) and Treasury Regulation Section 1.355-7(b), that includes the Distribution.
          (b) Folgers and RMT Partner each represents and warrants that, as of the Effective Time, (i) all statements in the Transaction Documents by or about the Folgers Group or the RMT Partner Group, any member thereof or the Coffee Business are true, correct and complete in all material respects, and neither Folgers nor RMT Partner knows of any other facts that could cause any Transaction to fail to qualify for Tax-Free Treatment, and (ii) it has no plan or intention to take any action inconsistent with the RMT Partner Representation Letter or any covenant of any Folgers Group or RMT Partner Group member set forth in any Transaction Document.
          (c) Each of P&G, Folgers and RMT Partner represents and warrants that, as of the Effective Time, neither it nor any Affiliate thereof (or any officers or directors acting on its behalf, or any Person acting with the implicit or explicit permission of any such officers or directors) had any agreement, understanding, arrangement or substantial negotiations, as defined in Treasury Regulation Section 1.355-7(h), during the preceding two-year period pursuant to which any Person would (directly or indirectly) acquire, or have the right to acquire, Folgers

Capital Stock, except as contemplated by the Transaction Documents. RMT Partner further represents and warrants that, immediately before the Effective Time, the amount of shares of RMT Partner stock treated as outstanding for purposes of Code Section 355(e) will not exceed 55,896,243 shares. For the avoidance of doubt, any RMT Partner stock, RMT Partner restricted stock, options to acquire RMT Partner stock, RMT Partner deferred stock units and any other RMT Partner equity-based compensation outstanding immediately before the Effective Time shall be treated as vested or exercised, as the case may be, and the resulting RMT Partner stock shall be treated as outstanding stock for purposes of the calculation in the immediately preceding sentence.
          (d) For the avoidance of doubt, the indemnification obligations of the parties with respect to Taxes shall be determined without regard to any representation or warranty made by Folgers.
          Section 4.02 Covenants. (a) During the Restricted Period, (i) neither P&G nor any of its Affiliates (or any officers or directors acting on behalf of P&G or any of its Subsidiaries, or any Person acting with the implicit or explicit permission of any such officers or directors) shall take or fail to take any action if such action (or the failure to take such action) would (x) be inconsistent with any material, information, covenant, representation or statement made by P&G or any of its Affiliates in the P&G Representation Letter or in any Transaction Document, or (y) prevent, or be reasonably likely to prevent, any Transaction from qualifying for Tax-Free Treatment; and (ii) none of Folgers, RMT Partner or any of their Affiliates (or any officers or directors acting on behalf of Folgers, RMT Partner or their Subsidiaries, or any Person acting with the implicit or explicit permission of any such officers or directors) shall take or fail to take any action if such action (or the failure to take such action) would (x) be inconsistent with any material, information, covenant, representation or statement made by Folgers, RMT Partner or any of their Affiliates in the RMT Partner Representation Letter or in any Transaction Document, or (y) prevent, or be reasonably likely to prevent, any Transaction from qualifying for Tax-Free Treatment. P&G further acknowledges and agrees that, after the Merger and through the completion of the Restricted Period, neither P&G nor any of its Affiliates shall acquire or transfer any RMT Partner Capital Stock or Folgers Capital Stock, other than any transfers by P&G or any Affiliate thereof of not more than 2,850,000 shares of RMT Partner Common Stock received in the Merger.
          (b) Without limiting the generality of the foregoing, during the Restricted Period, subject to Section 4.02(d), none of Folgers, RMT Partner or any of their Affiliates (or any officers or directors acting on behalf of Folgers, RMT Partner or their Subsidiaries, or any Person acting with the implicit or explicit permission of any such officers or directors) shall:
     (i) enter into any agreement, understanding, arrangement or substantial negotiations, as defined in Treasury Regulation Section 1.355-7(h), pursuant to which any Person would (directly or indirectly) acquire, or have the right to acquire, RMT Partner Capital Stock or Folgers Capital Stock. For these purposes, an acquisition of RMT Partner Capital Stock or Folgers Capital Stock, as applicable, shall include, without limitation, any recapitalization, repurchase or redemption of RMT Partner Capital Stock or Folgers Capital Stock, any issuance of such Capital Stock (including any nonvoting stock) or an instrument exchangeable or convertible into such Capital Stock (whether pursuant to an exercise of stock options, as a result of a capital contribution to RMT Partner or Folgers, as applicable, or otherwise), any option grant, any amendment to the certificate of incorporation (or other organizational document) of RMT Partner or Folgers, as applicable, or any other action (whether effected through a shareholder vote or otherwise) affecting the voting rights of Capital Stock (including through the conversion of any such Capital Stock into another class of such Capital Stock); provided, however, that (u) Folgers shall be permitted to issue Capital Stock to RMT Partner; (v) vesting of any RMT Partner Capital Stock issued pursuant to Section 5.02(c)(iv) of the Transaction Agreement, or vesting of any restricted stock or deferred stock units that a Safe Harbor VIII Person is entitled to receive (or would be entitled to receive upon achieving the relevant hurdles in existence) as of the Effective Time shall not be treated as an acquisition of RMT Partner Capital Stock for purposes of this Section 4.02(b)(i); (w) RMT Partner shall be permitted to issue Capital Stock to a Safe Harbor VIII Person pursuant to the exercise of an option to acquire Capital Stock that was granted at or prior to the Effective Time; (x) after P&G’s receipt and acceptance of, and solely to the extent consistent with, an Equity Compensation Opinion, RMT Partner or Folgers, as applicable, may issue RMT Partner or Folgers options, restricted stock and/or deferred stock units and the shares of RMT Partner or Folgers Capital Stock issued upon the exercise or vesting, as applicable, of such options, restricted stock and/or deferred stock units, and any such shares shall not be treated as an acquisition of RMT Partner Capital Stock or Folgers Capital Stock, as applicable, provided that the RMT Group shall deliver an Equity Compensation Opinion to P&G prior to the issuance of any RMT Partner or Folgers options, restricted stock and/or deferred stock units after the Merger pursuant to an employee stock purchase agreement, equity compensation agreement, retirement plan or other compensation arrangement that is described in the opinion (such arrangement, the “Covered Compensation Arrangement”), and the RMT Group may rely on an Equity Compensation Opinion for all issuances under the Covered Compensation Arrangement until the earlier of (i) any amendment of the Covered Compensation Arrangement, or (ii) a change in applicable Tax law; (y) subject to compliance with Section 4.02(d), RMT Partner may redeem, retire, repurchase or otherwise acquire RMT Partner Capital Stock in a manner that complies with the requirements of Revenue Procedure 96-30 (as in effect prior to the release of Revenue Procedure 2003-48), except that the maximum amount of RMT Partner Capital Stock permitted to be repurchased under this clause (y) shall be reduced by the amount of any Folgers Capital Stock treated as retained for U.S. federal income Tax purposes by P&G or any of its Affiliates after the Transactions; and (z) RMT Partner may adopt a shareholder rights plan (and issue Capital Stock in accordance therewith) that is described in or is similar to the shareholder rights plan described in IRS Revenue Ruling 90-11 (for this purpose a shareholder rights plan will be considered similar to the plan described in IRS Revenue Ruling 90-11 only if the principal purpose for the adoption of the plan providing for such rights is to establish a mechanism by which a publicly held corporation can, in the future, provide shareholders with rights to purchase stock at substantially less than fair market value as a means of responding to unsolicited offers to acquire the corporation);
     (ii) merge or consolidate RMT Partner or Folgers with any other Person, or liquidate or partially liquidate RMT Partner or Folgers;

     (iii) cause or permit RMT Partner or Folgers to be treated as other than a corporation for U.S. federal income Tax purposes; or
     (iv) discontinue, sell, transfer or cease to maintain the Active Trade or Business, or engage in any transaction that could result in Folgers ceasing to be a company whose separate affiliated group, as defined in Code Section 355(b)(3)(B), is so engaged; provided, however, that, after the Merger, the Folgers Group shall be permitted to sell, transfer or otherwise dispose of (x) inventory in the ordinary course of business, and (y) up to 20% of its non-inventory assets (determined based on the fair market value of the Folgers Group’s assets immediately before the Closing Date) in the aggregate and use the proceeds from any such dispositions described in this clause (y) to repay debt or fund capital requirements for business activities or for other bona fide corporate business purposes.
          (c) To the extent that as a result of a subsequent amendment to the Code and/or the Treasury Regulations, any action or a failure to take any action by a P&G Group member or an RMT Group member could affect any Transaction’s qualification for Tax-Free Treatment, then the covenants contained in Section 4.02(a)(i)(y) and in Section 4.02(a)(ii)(y) shall automatically be deemed to incorporate by reference such actions and the failure to take such actions, and the RMT Group shall comply with the requirements of the relevant amendment through the end of the Restricted Period; provided, however, that, for the avoidance of doubt, no such action or failure to take any such action before the date the relevant amendment is enacted shall constitute a breach of such Sections to the extent such actions or failure to take such actions would not have otherwise constituted a breach of such Sections before such date.
          (d) For the avoidance of doubt, neither the RMT Group nor any of its Affiliates shall take any action prohibited by the foregoing subparagraphs (b) or (c), unless (i) P&G receives prior written notice describing the proposed action in reasonable detail, and (ii) the RMT Group delivers to P&G (x) an Unqualified Opinion and P&G, in its reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Treatment, provides its written consent permitting the proposed action, or (y) a Ruling. Notwithstanding the foregoing, if the RMT Group, either before or contemporaneously with the Closing, files an Articles PLR or a Ruling regarding the effect of RMT Partner equity-based compensation on the Distribution’s qualification under Code Section 355(e), none of the RMT Group or any of its Affiliates shall have any communication (including telephonic) with the IRS in connection with the Transactions until more than 6 months after the Closing Date, provided, that, if a PLR request was not submitted, either before or contemporaneously with the Closing, the RMT Group shall be permitted to file one Ruling request under this Section 4.02(d) during the first six months after the Closing Date. P&G’s obligation to cooperate in connection with the RMT Group’s delivery of an Unqualified Opinion or Ruling is as expressly set forth in Section 5.06(b) below. For the avoidance of doubt, the P&G Group’s right to indemnification for Transaction Taxes shall be determined without regard to whether the RMT Group satisfies any or all of the requirements of this Section 4.02(d).

ARTICLE V
TAX CONTESTS; INDEMNIFICATION; COOPERATION
          Section 5.01 Notice. Within 30 days after a party (the “Indemnitee”) becomes aware of the existence of a Tax Contest that may give rise to an indemnification claim by it against another party under this Agreement (each such party, an “Indemnifying Party”), the Indemnitee shall promptly notify the Indemnifying Parties of the Tax Contest, and thereafter shall promptly forward or make available to the Indemnifying Parties copies of all notices and communications with a Taxing Authority solely to the extent relating to such Tax Contest; provided, however, that any delay on the part of the Indemnitee in notifying the Indemnifying Parties shall not relieve the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent) the Indemnifying Parties are actually prejudiced thereby.
          Section 5.02 Control of Tax Contests. P&G shall have the right to (i) contest, compromise or settle any adjustment or deficiency proposed or asserted with respect to any Tax liability of a P&G Group member or a Folgers Group member for a Pre-Closing Period or with respect to a Joint Return, and (ii) file, prosecute, compromise or settle any Adjustment Request (and determine the manner in which any Refund shall be received) with respect to any Tax for such period or return; provided, however, that (a) in the case of a Folgers Separate Return, the RMT Group shall have the right to actively participate in any action set forth in clauses (i) and (ii) above if such action could result in any Folgers Group Taxes or any Transaction Taxes with respect to which the RMT Group has previously acknowledged its liability in writing and P&G shall not settle or compromise any such contest without RMT Partner’s written consent, which consent may not be unreasonably withheld, delayed or conditioned; and (b) in the case of a Joint Return, to the extent such Tax Contest solely relates to Transaction Taxes with respect to which the RMT Group could be liable under Section 2.02(a) (an “RMT Issue”), P&G shall reasonably consult with the RMT Group with respect to P&G’s defense and control of such Tax Contest, including through the following: (x) P&G shall keep RMT Partner fully informed, in all material respects, regarding the progress of the prosecution or defense of such Tax Contest, (y) P&G shall promptly provide RMT Partner with copies of any correspondence received from any Taxing Authority in connection with such Tax Contest, and (z) P&G shall provide RMT Partner with drafts of any correspondence from P&G to any Taxing Authority in connection with such Tax Contest and shall provide RMT Partner with a reasonable opportunity to comment on such correspondence; provided, further, that, if the RMT Group acknowledges its liability in writing for all the Transaction Taxes that would be owed to a Taxing Authority in the event of an adverse determination with respect to the RMT Issue, P&G shall not settle or compromise any such contest without RMT Partner’s written consent, which consent may not be unreasonably withheld, delayed or conditioned; provided, further, however, that if RMT Partner withholds its consent to a settlement or compromise described in the prior proviso, RMT Partner shall be liable for any Transaction Taxes resulting from a Final Determination to the extent the basis for the Final Determination is such that the RMT Group would have liability for the applicable Transaction Taxes under this Agreement, or if the Final Determination fails to clearly articulate the basis for liability such that it is not reasonably ascertainable which party would be liable for the Transaction Taxes under this Agreement. P&G and RMT Partner shall use their reasonable best efforts to ensure that the Final Determination clearly provides the basis for such determination. RMT Partner shall have the right to (I) contest, compromise or settle any adjustment or deficiency proposed or asserted with respect to any Tax liability included in any Folgers Separate Return for a Straddle Period, and (II) file, prosecute, compromise or settle any Adjustment Request (and determine the manner in which any Refund shall be received) with respect to any Tax for such period; provided, however, that P&G shall have the right to actively participate in any action set forth in clauses (I) and (II) above if such action could result in any P&G Group Taxes or any Transaction Taxes with respect to which the P&G Group has previously acknowledged its liability in writing and RMT Partner shall not settle or compromise any such contest without P&G’s written consent, which consent may not be unreasonably withheld, delayed or conditioned.
          Section 5.03 Indemnification Payments. An Indemnitee shall be entitled to make a claim for payment pursuant to this Agreement at the time the Indemnitee determines that it is entitled to such payment. The Indemnitee shall provide to the Indemnifying Parties notice of such claim within 10 days of the date on which it first determines that it is entitled to claim such payment, including a description of such claim and a detailed calculation of the amount of the indemnification payment that is claimed; provided, however, that any delay on the part of the Indemnitee in notifying the Indemnifying Parties shall not relieve the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent) the Indemnifying Parties are actually prejudiced thereby. Unless the Indemnifying Parties reasonably dispute their liability for, or the amount of, an indemnity payment, such parties shall make the claimed payment to the Indemnitee within 10 days after receiving notice of (i) the Indemnitee’s payment of a Tax for which the Indemnifying Parties are liable under this Agreement, or (ii) a Final Determination which results in the Indemnifying Parties becoming obligated to make a payment to the Indemnitee under this Agreement.
          Section 5.04 Interest on Late Payments. With respect to any indemnification payment (including any disputed payment that is ultimately required to be paid) not made by the due date for payment set forth in this Agreement, interest shall accrue at an annual rate equal to (i) the prime lending rate at Citibank N.A. (or its successor or another major money center commercial bank agreed to by the parties) in effect on the applicable payment due date, plus (ii) 3%.
          Section 5.05 Treatment of Indemnity Payments. Except for any payment of interest under Section 5.04 and in the absence of a Final Determination to the contrary, any amount payable with respect to any Tax under this Agreement shall be treated as occurring immediately prior to the Transactions, as an inter-company distribution or a contribution to capital, as the case may be. Notwithstanding the foregoing, the amount of any indemnity payment under this Agreement shall be (i) decreased to take into account any Tax benefit actually realized by the Indemnitee (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item, and (ii) increased to take into account any Tax cost actually incurred by the Indemnitee (or an Affiliate thereof) arising from the receipt of the relevant indemnity payment. Any indemnity payment will initially be made without regard to this Section 5.05 and will be reduced or increased to reflect any applicable Tax benefit or Tax cost, as the case may be, within 30 days after the Indemnitee (or an Affiliate thereof) actually realizes such Tax benefit or incurs such Tax cost by way of a Refund, an increase in Taxes or otherwise. In the event of a Final Determination relating to the Indemnitee’s (or its Affiliate’s) incurrence or payment of an indemnified item and/or receipt of an indemnity payment pursuant to this Section 5.05, the Indemnitee will, within 30 days of such Final Determination, provide the other parties with notice thereof and supporting documentation addressing, in reasonable detail, the amount of any reduction or increase in Taxes of the Indemnitee (or its Affiliate) resulting from such Final Determination, and the parties will promptly make any payments necessary to reflect the relevant reduction or increase in Tax liability.
          Section 5.06 Cooperation. (a) Pursuant to this Agreement, each member of the P&G Group and the RMT Group shall, subject to Section 5.06(b) below, cooperate fully with all reasonable requests from the other parties in connection with the preparation and filing of Tax Returns and Adjustment Requests, the resolution of Tax Contests and any other matters covered herein. If any parties fail to comply with any of their obligations set forth in this Section 5.06(a), and such failure results in the imposition of additional Taxes, the nonperforming parties shall be liable for such additional Taxes.
          (b) In connection with the foregoing, P&G shall, at RMT Partner’s sole expense, reasonably cooperate with RMT Partner, upon its written request, in connection with obtaining (i) a PLR regarding the application of Code Section 355(e) to (x) the provisions of Article Fourth, Division II, Section 2 of the Amended Articles of Incorporation of RMT Partner as in effect as of the date hereof, and (y) at RMT Partner’s option, the special dividend payable by RMT Partner pursuant to Section 5.02(c) of the Transaction Agreement (collectively, the “Articles PLR”); (ii) a Ruling; (iii) an insurance policy to be issued to RMT Partner that insures risk relating to the application of Code Section 355(e) to the Distribution; and/or (iv) a Safe Harbor Opinion or Unqualified Opinion; provided, however, that P&G’s cooperation (x) in the case of an Articles PLR or a Ruling, shall be limited solely to the delivery by P&G, in a form and in substance satisfactory to P&G, of P&G’s consent to the use of P&G’s and its Affiliates names in the applicable PLR request and a representation substantially to the effect that the Folgers Transfer and the Distribution, taken together, qualify as a transaction described in Code Sections 355(a) and 368(a)(1)(D), apart from the issue that is the subject of the applicable PLR request (the information required under this clause (x), the “Permitted P&G Information”); and (y) in the case of clauses (iii) and (iv), shall include providing any information, submissions, representations and covenants reasonably requested by a recipient that has previously executed with P&G an appropriate confidentiality agreement, in form and substance satisfactory to P&G and that permits reliance by P&G; provided, further, however, that P&G’s cooperation under clauses (i) through (iv) above (including through the provision of information, submissions, representations or covenants) shall not affect the P&G Group’s indemnity obligation for Taxes under this Agreement, decrease in any respect the RMT Group’s indemnity obligation for Taxes under this Agreement, or cause any member of the P&G Group to have any liability to any third party, including any insurance company described in clause (iii) above. RMT Partner further acknowledges and agrees that, in the case of an Articles PLR or a Ruling, RMT Partner shall immediately notify P&G if the IRS seeks any non-publicly available information regarding P&G or any of its Affiliates, and RMT Partner shall not provide any such information to the IRS without P&G’s consent, which consent can be withheld or provided in P&G’s sole and absolute discretion. RMT Partner shall promptly withdraw any such PLR request (and immediately notify P&G in writing of such withdrawal) if P&G does not affirmatively consent to provide the requested information within 48 hours of RMT Partner’s notification to P&G regarding the request therefor. RMT Partner shall provide to P&G, for its review and approval prior to filing, a copy of any Articles PLR or Ruling request and any other submissions made to the IRS in connection therewith, and RMT Partner shall provide to P&G a copy of any PLR obtained in connection with such request.
          Section 5.07 Confidentiality. Any information or documents provided under this Agreement shall be kept confidential by the recipient parties, except as may otherwise be necessary in connection with the filing of any Tax Return or the resolution of any Tax Contest. In addition, if P&G, Folgers or RMT Partner determines that providing such information could be commercially detrimental, violate any law or agreement or waive any privilege, the parties shall use their reasonable best efforts to permit compliance with the obligations under this Agreement in a manner that avoids any such harm or consequence.
ARTICLE VI
DISPUTE RESOLUTION
          Section 6.01 Tax Disputes. The parties shall endeavor, and shall cause their respective Affiliates to endeavor, to resolve in good faith all disputes arising in connection with this Agreement. The parties shall negotiate in good faith to resolve any Tax Dispute within 30 days, provided that any dispute with respect to a Folgers Separate Return subject to Section 3.01(b) shall be resolved as set forth therein. Upon written notice by a party after such 30-day period, the matter will be referred to a U.S. tax counsel or other tax advisor of recognized national standing (the “Tax Advisor”) that will be jointly chosen by P&G and RMT Partner; provided, however, that, if P&G and RMT Partner do not agree on the selection of the Tax Advisor after 5 days of good faith negotiation, their respective U.S. tax counsel or other advisors of recognized national standing shall select a mutually acceptable Tax Advisor within the following 10-day period. The Tax Advisor may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Advisor shall furnish written notice to the Companies of its resolution of the dispute as soon as practicable, but in any event no later than 90 days after acceptance of the matter for resolution. Any such resolution by the Tax Advisor shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Advisor shall be shared equally by P&G and the RMT Group. If the parties are unable to find a Tax Advisor willing to adjudicate the dispute in question and whom the parties, acting in good faith find acceptable, then the dispute will be submitted for mediation in a manner consistent with Article VI of the Separation Agreement, and, if the dispute is not resolved in mediation (or if the parties are unable to agree on a mediator), any party will have the right to begin arbitration in a manner consistent with Article VI of the Separation Agreement, provided that only an arbitrator that qualifies as a Tax Advisor shall be selected. If any dispute regarding the preparation of a Tax Return is not resolved before the due date for filing such return, the return shall be filed in the manner deemed correct by the party responsible for filing the return without prejudice to the rights and obligations of the parties hereunder, provided that the preparing party shall file an amended Tax Return, within 10 days after the completion of the process set forth in this Section 6.01, reflecting any changes made in connection with such process.

ARTICLE VII
MISCELLANEOUS
          Section 7.01 Authorization. Each party hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.
          Section 7.02 Expenses. Except as otherwise provided in this Agreement, the Transaction Agreement or any Other RMT Agreement, each party will bear its own expenses in connection with the matters addressed herein.
          Section 7.03 Entire Agreement. This Agreement, the Transaction Agreement and the Other RMT Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter.
          Section 7.04 Governing Law. The validity, interpretation and enforcement of this Agreement will be governed by the laws of the State of Ohio, other than the choice of law provisions thereof.
          Section 7.05 Notice. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (i) on delivery if delivered personally; (ii) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (iii) on the date of transmission thereof if delivery is confirmed, but, in each case, only if addressed to the parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a party may specify by notice to the other):
          If to P&G:
The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45202
Attention: Timothy McDonald, Vice President, Finance & Accounting-Taxes
Facsimile: 513-945-8044
E-mail: mcdonald.tm@pg.com

          with a copy to:
Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281
Attention: Linda Z. Swartz, Esq.
Facsimile: 212-504-6666
E-mail: Linda.Swartz@cwt.com
          If to RMT Partner or Folgers:
The J.M. Smucker Company
One Strawberry Lane
Orrville, Ohio 44667
Attention: M. Ann Harlan, Vice President, General Counsel and Secretary
Facsimile: 330-684-3026
E-mail: ann.harlan@jmsmucker.com
          with a copy to:
Calfee, Halter & Griswold LLP
1400 KeyBank Center
800 Superior Avenue
Cleveland, Ohio 44114
Attention: John J. Jenkins, Esq. and Michael F. Marhofer, Esq.
Facsimile: 216-241-0816
Email: jjenkins@calfee.com and mmarhofer@calfee.com
Any notice to P&G, Folgers or RMT Partner will be deemed notice to all members of the P&G Group, the Folgers Group or the RMT Partner Group, as the case may be.
          Section 7.06 Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Other RMT Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the applicable Other RMT Agreement.
          Section 7.07 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by such party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.
          (b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in this Section 7.07(b) and will be effective only to the extent in such writing specifically set forth.
          Section 7.08 Termination. This Agreement shall automatically terminate, without further action by any party hereto, upon the termination of the Transaction Agreement if such termination occurs prior to the Merger. If terminated, no party will have any liability of any kind to the other parties or any other Person on account of the termination or otherwise with respect to this Agreement.
          Section 7.09 No Third Party Beneficiaries. Except as otherwise provided in the indemnification provisions contained herein, this Agreement is solely for the benefit of the parties hereto and does not confer on third parties (including any employees of any member of the P&G Group, the Folgers Group or the RMT Partner Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.
          Section 7.10 Assignability. No party will assign its rights or delegate its duties under this Agreement without the written consent of the other parties, except that any party may assign its rights or delegate its duties under this Agreement to a member of its group, provided that such assigning member agrees in writing to be bound by the terms and conditions contained in this Agreement, and provided further that the assignment or delegation will not relieve any party of its indemnification obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void. Upon the Effective Time, Folgers, as the surviving corporation in the Merger, will continue to have all of the rights, and be subject to all of the obligations, ascribed to Folgers under this Agreement.
          Section 7.11 Enforcement. The parties acknowledge that irreparable damage would occur to P&G, Folgers and RMT Partner in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties agree that P&G, Folgers and RMT Partner shall be entitled to injunctive relief to prevent any breach of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which a party may be entitled at law or in equity.
          Section 7.12 Survival. All Sections of this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time (except to the extent any Sections expressly provide for an earlier date, in which case, as of such date).
          Section 7.13 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The parties have participated jointly in the negotiation and drafting of this Agreement, and the parties acknowledge that, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, the Transaction Agreement or any Other RMT Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a party, such party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the parties hereto hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.
          Section 7.14 Severability. The parties agree that (i) the provisions of this Agreement shall be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (ii) any such invalid, void or otherwise unenforceable provisions shall be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the remaining provisions shall remain valid and enforceable to the fullest extent permitted by applicable law.
          Section 7.15 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, the other parties will re-execute original forms thereof and deliver them to the requesting party. No party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such party forever waives any such defense.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

The Procter & Gamble Company,
By:	/s/ Jon R. Moeller
	Name:	Jon R. Moeller
	Title:	Vice President & Treasurer

The Folgers Coffee Company,
By:	/s/ Jon R. Moeller
	Name:	Jon R. Moeller
	Title:	Vice President & Treasurer

The J.M. Smucker Company,
By:	/s/ Richard K. Smucker
	Name:	Richard K. Smucker
	Title:	Executive Chairman, President, and Co-CEO